For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         August 19, 2003

PHOTRONICS REPORTS THIRD QUARTER RESULTS

REVENUES AND EARNINGS FOR THE PERIOD EXCEED
COMPANY’S GUIDANCE

BROOKFIELD, Connecticut    August 19, 2003 -- Photronics, Inc. (Nasdaq:PLAB), the world’s leading sub-wavelength reticle solutions supplier, today reported fiscal third quarter and nine month 2003 sales and earnings results for the period ended August 3, 2003.

Sales for the quarter were $90.5 million, down 7.8%, compared to $98.1 million for the third quarter in 2002.  Sequentially, sales were 5.7% higher than the $85.5 million reported in the second quarter of the fiscal year.  Net income for the third quarter amounted to $1.3 million, or $0.04 per diluted share compared to net income of $1.2 million or $0.04 per diluted share for the third quarter of fiscal 2002.  Net income for the third quarter of fiscal 2003 includes the impact of an early extinguishment charge of $900 thousand, or $0.03 per diluted share associated with the Company’s redemption of all of its previously outstanding $62.1 million 6% Convertible Subordinated Notes.  Excluding the impact of the early extinguishment charge, diluted earnings per share for the quarter was $0.07.

Sequentially, the Company’s third quarter marked a return to profitability and compared favorably to the net loss of $44.1 million, or $1.37 per diluted share reported in the second quarter of fiscal 2003.   The net loss for the second quarter of fiscal 2003 includes the impact of after tax restructuring charges totaling $39.9 million, or $1.24 per diluted share, recorded in a previously announced consolidation of its North American operating infrastructure that included, among other items, the closure of the Company’s Phoenix, Arizona manufacturing facility and a global reduction in its work force of approximately 10%.  Excluding the previously mentioned consolidation charges recorded in the second quarter of 2003, the Company reported a net loss of $4.2 million or $0.13 per diluted share.

Sales for the first nine months of 2003 were $257.4 million, down 13.3% from the $296.8 million for the first nine months of fiscal 2002.  The net loss for the first nine months of fiscal 2003 totaled $51.3 million or $1.60 per diluted share compared to net income of $5.5 million, or $0.17 per diluted share for the first nine months of 2002.  The results for the first nine months of 2003 included consolidation and early extinguishment charges totaling $40.8 million after tax, or $1.27 per diluted share.  Excluding these charges, the net loss for the first nine months of 2003 was $10.5 million or $0.33 per diluted share.  There were no comparable charges in the same period of 2002.  The Company has presented its results excluding these charges because it believes such presentation improves comparisons between periods.

Dan Del Rosario, Chief Executive Officer, commented, “Since reporting our fiscal first quarter results, we have regularly stated our goal to return to profitability this quarter.  Each of us at Photronics is proud to see that our hard work and focus on serving the customer have enabled us to realize this aggressive goal.  The 5.7% sequential increase in revenues was outstanding in this very challenging environment and is a function of Photronics’ ability to perform to the highest standards and execute under the most difficult conditions.”  Mr. Del Rosario added, “Many difficult decisions were made over the last year.  While we still have room for further improvements, today Photronics’ competitive position is strong technologically, regionally and financially.  As the photomask industry leader, we are poised to support an increasing number of semiconductor companies incorporating sub-130 nanometer processes into their products.  Photronics’ commitment to technology development and deployment will help the Company to strengthen its global competitive position further and achieve its longer term growth and profitability goals.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the upper right hand corner of the home page.  The call is scheduled for 8:30 a.m. Eastern Standard Time on Wednesday, August 20th and will be archived for instant replay access until the Company reports its fiscal fourth quarter results during December 2003.  The live call dial-in number is (706) 634-5086.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

03-Q3 Earnings